Exhibit 99.1

PRESS RELEASE

CYTODYN PRESENTING UPDATE ON ITS THERAPEUTIC ANTIBODY PROGRAMS AT THE THERAPEUTIC POTENTIAL OF ANTIBODIES FOR HIV MEETING IN BOSTON, MA

Lutz, Florida, January 13, 2012 – CytoDyn Inc. (the “Company”)(OTC QB:CYDY), a biotechnology company focused on the development of new therapies for combating infection with immune deficiency virus and other antibody applications, announced today that it is presenting an update on its Human Immunodeficiency Virus (“HIV”) and Feline Immunodeficiency Virus (“FIV”) therapeutic antibody programs, including new preclinical findings, at the Therapeutic Potential of Antibodies for HIV meeting sponsored by Search For A Cure, Inc. in Boston, Massachusetts.

The meeting, co-sponsored by the Massachusetts Department of Public Health, will bring together a distinguished panel of speakers from public and private sector institutions, including the National Institute of Health, to discuss the therapeutic potential of monoclonal antibodies for HIV treatment.

Dr. Richard Trauger, Managing Director of Science at the Company, will present an overview of Cytolin®, the Company’s lead monoclonal antibody for the treatment of HIV. Specifically, Dr. Trauger will discuss confirmation of the specificity of Cytolin® for selected blood cells, its unique binding site on its target antigen, CD11a, its ability to bind directly to HIV, and its lack of immunosuppression of HIV-specific cytotoxic T-cell (“CTL”) activity. Dr. Trauger will also present a short summary of the clinical experience from a previous compassionate use study in HIV-infected subjects.

In addition, Dr. Trauger will be presenting new preliminary findings regarding CytoFeline™, a monoclonal antibody developed for the treatment of FIV. Tests of a panel of anti-LFA1 antibodies against FIV infection in tissue culture showed that certain of these antibodies can block FIV infection. Thus, the Company’s original premise that this technology may provide a way to inhibit infection appears to warrant continued developmental research.

The CytoFeline™ research was performed in the laboratory of Dr. John Elder, Professor in the Department of Immunology and Microbial Science at The Scripps Research Institute. “Our preliminary findings are very promising. We can now proceed with additional efficacy tests to determine the practicality of anti-LFA1 antibodies to lower viral loads in FIV-infected cats,” commented Dr. Elder.

The Company will select a research cattery to perform the additional efficacy tests of CytoFeline™. “We are excited to continue to explore the FIV model as a stand-alone opportunity and as a model for HIV,” commented Kenneth J. Van Ness, President and Chief Executive Officer of the Company.

Forward Looking Statements

The Press Release includes forward-looking statements and includes forward-looking information within the meaning of United States securities laws. These statements and this information represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. The words “believe,” “estimate,” “expect,” “intend,” “attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; future clinical trial data on our products and product candidates will be unfavorable; the Company’s products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development might reduce the commercial potential of the Company’s products; the Company, its collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by the Company, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, or other adverse events.

The Company is also subject to risks and uncertainties associated with the actions of its corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends; potential product liability, intellectual property, litigation, environmental and other risks, the risk that the Company may not be able to enter into favorable collaboration or other relationships or that existing or future relationships may not proceed as planned, the risk that current and pending patent protection for the Company’s products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity, and the uncertainty of the Company’s future profitability.

Risks and uncertainties also include general economic conditions, including the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of the Company’s business, including government cost-containment initiatives and restrictions on third-party payments for the Company’s products; trade buying patterns; the competitive climate of the Company’s industry; and other factors set forth in the Company’s Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, the Company cannot assure you that Cytolin® or CytoFeline™ will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of the Company’s other programs will result in a commercial product.

For more information please contact:

Douglas E. Jacobson

Controller

(813) 527-6969

For more information about Cytolin®, CytoFeline™ and the Company please go to www.cytodyn.com.